Exhibit 10.10

EQT CORPORATION
2016 SHORT-TERM INCENTIVE PLAN
EQT CORPORATION (the “Company”) hereby establishes this EQT CORPORATION 2016 SHORT-TERM INCENTIVE PLAN (the “Plan”) as of this 1st day of January, 2016, in accordance with the terms provided herein.
WHEREAS, the Company desires to establish an incentive plan which describes the goals of the Company and the methodology for awarding incentive amounts;
NOW, THEREFORE, the Company hereby adopts the terms of the Plan as follows:
Section 1. Incentive Program Purposes. The Company’s main purposes in providing the incentive programs described within the Plan (collectively, the “Incentive Programs”) are to maintain a competitive level of total cash compensation and to align the interests of the Company’s employees with those of the Company’s shareholders and customers and with the strategic objectives of the Company. By placing a portion of employee compensation at risk, the Company can reward performance based on the overall performance of the Company, the business segment and the individual contribution of each employee.
Section 2. Effective Date. The effective date of this Plan is January 1, 2016. The Plan will remain in effect for the calendar year 2016 (the “Plan Year”) unless earlier replaced or terminated in accordance with Section 18 or the occurrence of a Change of Control as provided in Section 15, or unless adopted with respect to future calendar years.
Section 3. Eligibility. To be eligible for the Incentive Programs in the Plan Year, employees must execute an Alternative Dispute Resolution Program Agreement and related documents on or before deadlines established by the Company. Additional eligibility requirements for each Incentive Program may be proposed from time to time by the appropriate business segment or functional officer and approved by the Company’s Chief Human Resources Officer. Based upon such eligibility requirements, the Company’s Chief Human Resources Officer or the Company’s Corporate Director, Compensation and Benefits, as applicable, may designate any eligible employee for participation in the Plan in his or her complete and sole discretion. Following initial designation of eligible employees in the Plan Year, an eligible employee will be notified in writing of his or her participation, and a Plan document will be made available to all eligible employees.
Section 4. Administration of the Plan. The Company’s Corporate Director, Compensation and Benefits shall administer all Incentive Programs under the general direction of the Company’s Chief Human Resources Officer; provided, however, that the Management Development and Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) shall at all times retain the discretion with respect to all Incentive Programs to reduce, eliminate or determine the source of any payment or award hereunder without regard to any particular factors specified in the Plan. On an annual basis, the Committee must review and approve (a) the Plan, (b) the methodology for determining the incentive pools, including the Financial Measures and the Value Drivers, as defined in Section 7 of the Plan, and (c) the projected payout under the Plan and under each Incentive Program. The Committee must also review and approve any proposed amendments to the Plan throughout the Plan Year.

Section 5. Incentive Programs. The following Incentive Programs shall be administered under the Plan:

•	EQT Corporation Headquarters Short-Term Incentive Program;

•	EQT Commercial Short-Term Incentive Program;

•	EQT Production Short-Term Incentive Program; and

•	EQT Midstream Short-Term Incentive Program.

Section 6. Definitions. The following provides the definition of certain Financial Measures, identified in Section 7 of the Plan, as may be used in the Incentive Programs:

(a)	Earnings before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”). Subject to Section 6(d) below, EBITDA is calculated as follows:
Company EBITDA means 2016 EBITDA, as defined in and calculated in accordance with the Company’s 2016 Value Driver Performance Award Agreements. Business unit EBITDA means total revenues of the applicable business unit, minus total expenses of the applicable business unit, excluding (i) interest, income taxes, depreciation and amortization expenses, for the Plan Year, and (ii) gains/losses on derivatives not designated as hedges, in each case including the components thereof attributable to noncontrolling interests, if any. The calculation of Company and business unit EBITDA for the Plan Year will be calculated by the Company’s Chief Accounting Officer and submitted to the Company’s Chief Financial Officer for approval. The Company’s Chief Financial Officer will determine, for purposes of the Plan, the Company EBITDA and the applicable business unit’s EBITDA under the general direction of the Committee.

(b)	Earnings before Interest, Income Taxes, Depreciation, Amortization and Exploration Expense (“EBITDAX”). Subject to Section 6(d) below, EBITDAX is calculated as follows:
Company EBITDAX means, for the Plan Year, the Company’s income from continuing operations (which shall, for the avoidance of doubt, include income attributable to noncontrolling interests) (i) before interest, income taxes, depreciation, amortization and exploration expenses and (ii) excluding gains/losses on derivatives not designated as hedges, in each case including the components thereof attributable to noncontrolling interests. Business unit EBITDAX means, for the Plan Year, total revenues of the applicable business unit, minus total expenses of the applicable business unit, excluding in each case (i) interest, income taxes, depreciation, amortization and exploration expenses and (ii) gains/losses on derivatives not designated as hedges, in each case including the components thereof attributable to noncontrolling interests. The calculation of Company and business unit EBITDAX for the Plan Year will be calculated by the Company’s Chief Accounting Officer and submitted to the Company’s Chief Financial Officer for approval. The Company’s Chief Financial Officer will determine, for purposes of the Plan, the Company EBITDAX and the applicable business unit’s EBITDAX under the general direction of the Committee.

(c)
Peer Group. The Committee may establish a peer group (“Peer Group”) for purposes of applying any peer comparative to performance measures used in the Plan. Any changes to the Peer Group must be approved by the Committee.

(d)
Acquisitions/Dispositions. The calculations set forth in Sections 6(a) and 6(b) shall be adjusted to exclude the impact of acquisitions and/or dispositions in which the total consideration paid, received or assumed is in excess of $100 million. Such calculations may also be adjusted, in the discretion of the Committee, to exclude the impact of acquisitions and/or dispositions in which the total consideration paid, received or assumed is in excess of $50 million and less than or equal to $100 million. For the avoidance of doubt, Dropdown Transactions (as hereinafter defined) shall not be deemed to be dispositions for purposes of the Plan. For purposes of the Plan, “Dropdown Transaction” means any transfer of assets, other than in the ordinary course of business, by the Company or any of its affiliates (other than EQT Midstream Partners, LP (the “Partnership”) or any subsidiary of the Partnership) to the Partnership or any subsidiary of the Partnership, whether by sale of assets, merger or otherwise; provided that, upon the transfer of such assets, the assets continue to be consolidated in the Company’s financial statements.

Section 7. Determination of Incentive Pools.

(a)
All Incentive Programs provide for incentive payments that are funded based on incentive pools. An incentive pool is created for each Incentive Program. The base amount of each incentive pool shall be determined by the extent to which one or more specific and defined financial measures (the “Financial Measures”) and operational and efficiency measures (the “Operational and Efficiency Measures”) are achieved for the Plan Year. In addition, defined operational or strategic measures (“Value Drivers”) may affect the determination of the incentive pool, in the discretion of the Company’s Chief Executive Officer (the “CEO”). The Value Drivers for each of the Incentive Programs are attached hereto as Attachment A. For purposes of determining achievement of the Financial Measures under the Plan, the business plan Financial Measures will be adjusted to exclude, as applicable: (i) the planned impact of Dropdown Transactions that are not consummated during the Plan Year; and (ii) if any event occurs after the commencement of the Plan Year that causes the Company to report discontinued operations for 2016 not contemplated in the Company’s 2016 business plan, the components of the business plan Financial Measures attributable to such discontinued operations.

(b)	The following chart provides the specific Financial and Operational and Efficiency Measures for each of the Incentive Programs:

Incentive Program	Financial and Operational and Efficiency Measures
EQT Corporation Headquarters	Company EBITDA to Business Plan (EQT Year to Year Comparison)
EQT Midstream, EQT Production and EQT Commercial	Business unit EBITDAX Business unit Operational and Efficiency Measures identified on Attachment A

(c)
The base amount of each incentive pool is determined based upon the Financial and Operational and Efficiency Measures listed above. Additional adjustments are made based on any minimum threshold amounts established therefor, and, if applicable, the Value Drivers, in accordance with the weightings assigned to each as listed on Attachment B. Attachment C to this Plan specifies the base or target amount for each incentive pool, expressed as the total of all Incentive Targets, as defined in Section 8 of the Plan, of those participants in each particular Incentive Program. The targets on Attachment C are automatically amended in the event of the addition of new hires as participants, the elimination of the targets of former participants, participant compensation changes and participant moves between pools due to job changes. No incentive pool shall exceed three (3) times the target set forth on Attachment C, subject to the adjustments described in the preceding sentence.

(d)
The CEO may, in his sole and absolute discretion, adjust the determination of the base amount of any business segment incentive pool (i) by any amount ranging from a reduction of up to fifty percent (50%) of the target incentive pool to an increase of up to an additional one hundred fifty percent (150%) of the target incentive pool, in each case based on the Value Drivers applicable to the particular business segment incentive pool, and (ii) by adjusting EBITDAX or EBITDA for the impact of the prices of gas, oil and liquids and/or any extraordinary items, provided that such adjustment shall be limited to the difference between the business plan assumption and the actual impact of such items. The Committee may, in its sole and absolute discretion, adjust the determination of the base amount of the Headquarters incentive pool (i) by any amount based upon earnings per share and (ii) by adjusting EBITDAX or EBITDA for the impact of the prices of gas, oil and liquids and/or any extraordinary items or performance factors determined by the Committee, provided that such adjustment shall be limited to the difference between the business plan assumption and the actual impact of such items. Such adjustments by the CEO or the Committee may be either positive or negative. Notwithstanding the forgoing, under no circumstance shall the aggregate of all incentive pools exceed 6.5% of the Company’s EBITDAX for the Plan Year, calculated without adjusting EBITDAX for the impact of the prices of gas, oil and liquids and/or any extraordinary items or performance factors.

Section 8. Incentive Targets. Each participant under the Plan shall be given an incentive target (an “Incentive Target”) that shall be determined based on market competitive levels. All Incentive Targets shall be determined within ninety (90) days of the commencement of each Plan

Year by the Company’s Corporate Director, Compensation and Benefits, in consultation with the appropriate business segment or functional officer and approved by the Company’s Chief Human Resources Officer. Actual incentive awards payable (“Incentive Awards”), subject to adjustments as provided in the Plan, shall be based on the overall determination of the incentive pools and on individual performance.
Section 9. Performance Goals.

(a)
Each participant shall have specific performance goals (the “Performance Goals”) determined for his or her position for the Plan Year. These Performance Goals must support the approved business plan of the Company, affiliate or business unit, as applicable, and should identify how the participant will support any specific Value Drivers established.

(b)
A copy of each participant’s Performance Goals and objectives shall be determined in writing, and kept on file with the appropriate business segment Human Resources Department, by February 28 of the Plan Year to which they relate.

(c)
Following the determination of the incentive pools as described in Section 7, an evaluation of each participant’s actual performance relative to his or her individual Performance Goals for the Plan Year shall be completed. Performance can be rated as Outstanding Performer, Exceeds Expectations, Successful, Partially Successful, Fails to Meet Expectations and Not Rated. The definition of each rating is as follows:

Performance Level	Performance Definition
Outstanding Performer
Recognized leader in the department, business unit and/or Company. Contributes to the organization’s success by adding significant value well beyond job requirements. Identifies opportunities and provides unique, innovative and practical solutions to problems. Consistently exceeds expectations and demonstrates a unique understanding of work beyond assigned area of responsibility.

Exceeds Expectations
Makes significant contributions to department, business unit and/or Company’s business results. Overall performance far exceeds all requirements necessary to fulfill the principal duties, responsibilities, objectives and expectations of the position.

Performance Level	Performance Definition
Successful
Overall performance meets all and may exceed some of the requirements necessary to fulfill the principal duties, responsibilities, objectives and expectations of the position. Produces timely and accurate results. Works independently to perform all aspects of the job. Recognizes, participates in and adjusts to changing work assignments.

Partially Successful
Overall performance meets most of the requirements necessary to fulfill the principal duties, responsibilities, objectives and expectations of the position. May require additional training, resources or coaching in an area before Successful.

Fails to Meet Expectations
Overall performance fails to meet all or most of the requirements necessary to fulfill the principal duties, responsibilities, objectives and expectations of the position. Performance Improvement Plan is required.

Not Rated	Appropriate only for employees who have been in current position less than three months.
Based on the evaluation of the participant’s performance relative to his or her Performance Goals, individual performance adjustments can be made by the appropriate business segment or functional officer, ranging from elimination of the Incentive Target to 150% of the Incentive Target. The CEO must approve all individual performance adjustments under the Plan and may make individual performance adjustments in excess of 150%.
Section 10. Distributing the Incentive Pool. Incentive Awards may be earned based on the determination of the incentive pools and individual performance as follows:

(1)
The incentive pool is determined as described in Section 7. If the established Financial Measures and Operational and Efficiency Measures for the incentive pool are not achieved, the process to calculate Incentive Awards for the related Incentive Program is terminated.

(2)
The performance of each participant is reviewed by the appropriate business segment or functional officer and the individual performance adjustment described in Section 9, if any, is applied as appropriate to the participant’s original Incentive Target.

(3)
The Incentive Targets for each participant within an incentive pool, after giving effect to the individual performance adjustments described in Section 9, if any, are totaled. Each participant’s adjusted Incentive Target is then calculated as a percent of the total adjusted Incentive Targets for all participants within the incentive pool.

(4)
The percent assigned to each participant in step 3 is multiplied by the total incentive pool generated, resulting in the amount of the participant’s actual Incentive Award payable, subject to reduction, elimination or substitution of the final incentive pool by the Committee as provided in Section 4.

(5)	Distributions, if any, may be paid in cash or other property, including shares of Company stock, from the Plan or other source as determined by the Committee, in its discretion.
Except as provided in Sections 10(5) and 11 of the Plan, the amount of the Incentive Awards payable from the Plan, as calculated in Section 10(4) above, shall be paid in cash to participants. Payments shall be made within 2½ months following the end of the Plan Year in which the amounts are no longer subject to a substantial risk of forfeiture. An Incentive Award shall not be earned and a participant shall have no vested right, interest or entitlement to any Incentive Award hereunder, prior to its actual payment.
Section 11. Alternate Forms of Payment. In accordance with the Company’s Equity Ownership Guidelines adopted on January 30, 2003 (as amended on July 8, 2008, July 11, 2012 and April 14, 2015), or any successor thereto or revision thereof, the Chairman of the Board may elect to pay all or some of a participant’s Incentive Award in stock, including restricted stock subject to the similar terms and conditions as the Company’s annual restricted stock or phantom unit awards, if the participant has not satisfied the Equity Ownership Guidelines.
Section 12. Impact on Benefit Plans. Payments under the Plan shall not be considered as earnings for purposes of the Company’s or its affiliates’ qualified retirement plans or any other retirement, compensation or benefit plan or program of the Company or its affiliates, except to the extent specifically provided in such other plan or program.
Section 13. Tax Consequences. It is intended that: (a) until the Incentive Award is actually paid to a participant, the participant’s right to payment of the Incentive Award shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Internal Revenue Code of 1986, as amended (the “Code”); (b) the Incentive Award shall be subject to employment taxes upon payment; and (c) until the Incentive Award is actually paid to a participant, the participant shall have merely an unfunded, unsecured promise to be paid the benefit if and to the extent earned, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83. It is further intended that a participant will not be in actual or constructive receipt of compensation with respect to the Incentive Award within the meaning of Code Section 451 until the Incentive Award is actually paid.
Section 14. Change of Status. In making decisions regarding employees’ participation in the Plan, the Company’s Chief Human Resources Officer or Corporate Director, Compensation and Benefits, as applicable, may consider any factors that he or she may consider relevant in their sole discretion. The Company shall have no obligation to exercise its discretion to make an award to any employee affected by the described status changes. The following guidelines are provided as general information regarding employee status changes upon the occurrence of the events described below.

(a)
New Hires. A newly hired employee will participate in the Plan (or successor plan, as applicable) in the Plan Year following the year in which the employee is hired, unless otherwise specified in an applicable employment offer.

(b)	Involuntary Termination. No Incentive Award shall be paid to any employee whose services are terminated by the Company prior to payment of an Incentive Award; provided, however, as follows:
(i)     an employee or the estate of an employee whose employment is terminated by reason of death or long-term disability following the conclusion of the Plan Year but prior to payment of an Incentive Award shall be entitled to the payment that the deceased or disabled employee would have received had that individual been employed as of the date of the payment of an Incentive Award; and
(ii)     an employee or the estate of an employee whose employment is terminated by reason of death or long-term disability during the Plan Year may be entitled to payment of a pro-rated Incentive Award based on the employee’s amount of active service during the Plan Year and contingent upon satisfaction of the performance criteria contained in the Plan; provided, however, that the Company shall have sole discretion, subject to its obligations under applicable federal, state or local law, to determine whether or not any Incentive Award will be paid in such event.

(c)
Voluntary Termination. No Incentive Award shall be paid to an employee who voluntarily terminates, or gives formal or informal notice of termination of, his/her employment for any reason, including but not limited to resignation, retirement or job abandonment, prior to the payment of an Incentive Award.

Nothing in the Plan, in any Incentive Program or in any Incentive Target or Incentive Award shall confer any right on any employee to continue in the employ of the Company. In the event any payments are made under the guidelines provided in this Section 14, the timing of such payments shall be in accordance with the provisions of Section 10; provided, however, if the participant is a “specified employee” under Section 409A of the Code at the time of his or her separation from service, then, if required to avoid an additional tax under Section 409A of the Code, any payment based upon separation from service may not be made until the first day following the six-month anniversary of the participant’s separation from service.
Section 15. Change of Control. In the event of a Change of Control of the Company, as then defined under the EQT Corporation 2014 Long-Term Incentive Plan (as in effect at the start of the Plan Year), or its successor, the Plan Year shall end on the date of the Change of Control, and the target Financial Measures and Value Drivers shall be deemed to have been achieved at the “Successful” level for the pro-rata portion of the calendar year that elapsed through the date of the Change of Control. In such event, any Incentive Awards earned shall be paid to participants on such pro-rata basis in accordance with the provisions set forth in Section 10 and without adjustment to any individual Incentive Targets, but subject to the Committee’s overall discretion as provided in Section 4.
Section 16.    Compensation Recoupment Policy. Any Incentive Award paid to a participant hereunder shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable to annual incentive compensation and the participant.
Section 17. Dispute Resolution. The following is the exclusive procedure to be followed by all participants in resolving disputes arising from participation in and payments made under the Plan. Claims must be based on the participant’s performance rating under Section 9(c) and/or payment amount under the Plan. Any claim relative to a given Plan Year must be presented to the Company’s Corporate Director, Compensation and Benefits within thirty (30)

days following the later of (a) the payment date of the Incentive Award for that Plan Year or (b) the participant’s receipt of his or her performance rating. If a participant’s claim is not presented within such thirty (30) day period, the participant’s rights in respect of a claim for payment will be forfeited. Once the Corporate Director, Compensation and Benefits has received a claim, he or she will assemble a meeting to review the issue. The participants in the meeting will include the Corporate Director, Compensation and Benefits, the manager of the participant with the dispute, the appropriate human resources business partner, and, if desired by the participant, a peer chosen by the participant. The participant will be given an opportunity to present his or her issues to the Corporate Director, Compensation and Benefits. A decision will be rendered by the Corporate Director, Compensation and Benefits within thirty (30) business days of the meeting. The Corporate Director, Compensation and Benefits will be responsible for preparing a written version of the decision. This decision may be appealed to the Company’s Chief Human Resources Officer. Appealed decisions will be reviewed by the Chief Human Resources Officer with information requested from the appropriate parties as he or she may determine in his or her sole discretion. The decision made by the Chief Human Resources Officer regarding the matter is final and binding on all Plan participants.
Section 18. Amendment, Replacement or Termination of this Plan. The Company shall have the right to amend, replace or terminate the Plan at any time by written action of the Committee, provided that no employee or participant shall have any vested right, interest or entitlement to payment of any Incentive Award hereunder prior to its payment. The Company shall notify affected participants in writing of any material amendment or Plan termination.

ATTACHMENT A
Value Drivers

Headquarters Value Drivers
Production, Midstream and Commercial Business Unit Value Drivers     40%

Midstream Value Drivers – See Attachment A-1
Production Value Drivers – See Attachment A-2
Commercial Value Drivers – See Attachment A-3

\

ATTACHMENT B
Weighting of Financial and Operational and Efficiency Measures and Value Drivers

Programs and Measures	Weighting
EQT Corporation Headquarters Incentive Program
Company EBITDA To Business Plan	60%
Business Unit Value Drivers	40%
Total	100%

EQT Midstream Incentive Program – See Attachment A-1
EQT Production Incentive Program – See Attachment A-2
EQT Commercial Incentive Program – See Attachment A-3

\

ATTACHMENT C
Incentive Targets $(000,000)

Headquarters    $6.3
Commercial    $2.6
Production    $16.9
Midstream    $13.5

Total    $39.3

\